Exhibit 99.1

Carla Baca

Financial Communications

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES PRICING OF $250 MILLION SENIOR UNSECURED NOTES

NASHVILLE, Tennessee, March 19, 2013 —Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it has priced $250 million of 3.75% senior unsecured notes due 2023 at 99.179% of the principal amount. Subject to customary closing conditions, the offering is expected to close on March 26, 2013.

The Company intends to use the net proceeds from the offering to redeem the Company’s 5.125% senior unsecured notes due April 1, 2014, to repay borrowings under its unsecured credit facility due April 14, 2017, and for other general corporate purposes.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and Credit Agricole Securities (USA) Inc. served as Joint Book-Running Managers for the offering. Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as Senior Co-Managers and U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc., BMO Capital Markets Corp., Scotia Capital (USA) Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, and Regions Securities LLC served as Co-Managers for the offering.

The offering is made pursuant to the Company’s shelf registration statement on file with the Securities and Exchange Commission. The offering is made solely by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain a prospectus supplement and accompanying prospectus relating to the senior notes offering by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor or by calling 1.212.834.4533 or Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, emailing: cmclientsupport@wellsfargo.com or calling toll-free1.800.326.5897.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $3.0 billion in 207 real estate properties and mortgages as of December 31, 2012. The Company’s 202 owned real estate properties are located in 28 states and total approximately 13.6 million square feet. The Company provides property management services to approximately 10.1 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the ultimate amount and terms at which the sale of the securities will occur, if any, and the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.